JOSEPH J. RAYMOND
                              17140 Coral Cove Way
                            Boca Raton, Florida 33496

March 15, 2000

Board of Directors
Stratus Services Group, Inc.
500 Craig Road, 2nd Floor
Manalapan, NJ  07726
Re:  Rescission Liability

Gentlemen:

      As you know, Stratus Services Group, Inc. (the "Company") proposes to make an offer of rescission to certain holders of its common stock following its initial public offering. It is currently estimated that the maximum amount payable to shareholders who accept the rescission offer could aggregate approximately $1,700,000. In order to ensure that the Company does not suffer any erosion of its current net tangible assets of $4,171,315 as a result of the rescission offer, I hereby undertake to purchase from any stockholders who accept the rescission offer any and all shares that the Company would otherwise be required to purchase as a result of such acceptance.

      The undertaking set forth in this letter, which is intended to be a legally binding obligation enforceable by the Company against me, is conditioned upon the completion of the Company's proposed initial public offering of common stock. By delivery of this letter, I am certifying to the Company that I have the financial resources to purchase all of the shares which would be subject to the rescission for cash at the time that the Company would otherwise be required to purchase such shares.

                                Very truly yours,

                                /s/ Joseph J. Raymond

                                JOSEPH J. RAYMOND